Exhibit 99.1

       Antigenics Reports Third Quarter 2006 Financial Results

    NEW YORK--(BUSINESS WIRE)--Oct. 31, 2006--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended September 30, 2006. The company incurred a net loss attributable to common stockholders of $11.2 million, or $0.24 per share, basic and diluted, for the third quarter of 2006, compared with a net loss attributable to common stockholders in the third quarter of 2005 of $17.5 million, or $0.38 per share, basic and diluted. The decreased loss reflects, among other factors, the company's ongoing commitment to reducing cash burn. Research and development costs decreased to $6.3 million in the quarter ended September 30, 2006, compared with $12.0 million for the quarter ended September 30, 2005. General and administrative expenses decreased to $4.7 million in the quarter ended September 30, 2006, compared with $5.2 million in the same period in 2005. As a result of the adoption of Statement of Financial Accounting Standards No. 123R effective January 1, 2006, Antigenics incurred a non-cash charge related to the expensing of stock-based compensation of $1.0 million, or $0.02 per share, basic and diluted, in the third quarter of 2006. Of this charge, $0.3 million was included in research and development costs and $0.7 million was included in general and administrative expenses. Cash, cash equivalents and short-term investments amounted to $24.4 million on September 30, 2006. Subsequent to the end of the quarter, Antigenics entered into an agreement to issue $25 million in convertible senior notes and received an upfront payment under a QS-21 Stimulon(R) adjuvant option agreement with Acambis.

    "With today's announcement of our $25 million financing and our ongoing cost containment efforts, we expect to be better positioned to explore the value of our portfolio," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "We are committed to prudently seeking additional financing opportunities and advancing our internal pipeline, including Aroplatin, AG-707, and Oncophage for glioma and in combination with other agents in metastatic solid tumors."

    Corporate Update

    -- Antigenics announced today that it has executed an agreement for the sale of $25 million of convertible senior notes. Interest is payable at the rate of 8 percent per annum in cash or in additional payment-in-kind notes, at Antigenics' option. The notes are convertible at $3.50 per share, a 74-percent premium to the company's closing price on October 30, 2006. Alternatively, the notes, including any additional payment-in-kind notes, can be converted into an interest in a wholly-owned subsidiary of Antigenics holding the QS-21 and AG-707 programs. The notes mature on August 30, 2011, at which point Antigenics may repay the outstanding balance in cash or in common stock of Antigenics, subject to the market capitalization of Antigenics exceeding $300 million at such time.

    -- A two-year option agreement was recently signed with Acambis for the right to use QS-21 in their proprietary M2e influenza vaccine and in other proprietary traditional influenza vaccine products. Antigenics received an upfront option fee and will receive an option exercise fee if Acambis decides to enter into a full license agreement. An option maintenance fee is due one year from signing if Acambis has not yet exercised its option. If the option is exercised, Antigenics will be eligible for development milestones, sublicense fees, minimum annual payments, manufacturing payments, and royalties from product sales for ten years after first commercial sale of influenza vaccine products.

    -- It is anticipated that data from the first cohort of patients enrolled in the investigator-sponsored Phase 1/2 study of Oncophage(R) (vitespen) in recurrent glioma will be presented at a neuro-oncology conference in the fourth quarter.
        Enrollment in the second cohort of patients has been completed.

    -- Antigenics continues to follow patients for overall survival and recurrence-free survival in its Phase 3 study of Oncophage in nonmetastatic kidney cancer and plans on performing a follow-up analysis of the data by mid-2007.

    -- Enrollment in the company's Phase 1 trial of Aroplatin(TM) (L-NDDP) continues on schedule and the maximum tolerated dose may be identified as early as the first quarter of 2007. Following this trial, the company plans to initiate a second study evaluating Aroplatin in combination with a standard chemotherapeutic agent in pancreatic cancer.

    -- Hyam Levitsky, MD, a professor of oncology, medicine and urology at The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins and an expert in the field of cancer immunotherapy, joined Antigenics' board of directors in September.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 8954597. The call will also be webcast and will be accessible from the company's Web site at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on November 14, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 8954597. The replay will also be available on the company's Web site approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; ATRA-IV, a liposomal retinoic acid; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    Participation of Dr. Levitsky on Antigenics' board of directors does not constitute or imply endorsement by the Johns Hopkins
University or the Johns Hopkins University Hospital and Health System.

    This press release contains forward-looking statements, including statements regarding the company's ongoing commitment to reduce cash burn; the company's potential revenue from future financing opportunities, payments under its QS-21 option, license and collaboration agreements; the development of products containing QS-21 by the company's collaborative partners and licensees; the company's ongoing collection of data from its Oncophage Phase 3 Part 1 kidney cancer trial and the potential timing and future clinical development and commercialization of Oncophage; and the company's ongoing and future preclinical, Phase 1 and Phase 2 clinical programs involving Aroplatin and AG-707, and potential development paths. These risks and uncertainties include, among others, the risk of unfavorable data resulting from the analysis of the Oncophage Phase 3 Part 1 kidney cancer trial data or in the ongoing Aroplatin and AG-707 Phase 1 trials; retention of key employees; delays in clinical trial enrollment; decisions by collaborative partners and licensees; decisions by regulatory agencies that impact future development and commercialization activities; timing and results of clinical and preclinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on August 9, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


         Summary Condensed Consolidated Financial Information


         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                               Three months ended   Nine months ended
                                  September 30,       September 30,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenue                        $    216  $     77  $    372  $    282

Operating expenses:
  Research and development        6,252    11,995    22,628    36,391
  General and administrative      4,740     5,236    16,023    19,508
  Restructuring costs                 -         -     1,374       606

                               --------- --------- --------- ---------
Operating loss                  (10,776)  (17,154)  (39,653)  (56,223)

Other expense, net                 (245)     (101)     (691)     (163)

                               --------- --------- --------- ---------
Net loss                        (11,021)  (17,255)  (40,344)  (56,386)

Dividends on Series A
 convertible preferred stock       (198)     (198)     (593)     (593)

                               --------- --------- --------- ---------
Net loss attributable to
 common stockholders           $(11,219) $(17,453) $(40,937) $(56,979)
                               ========= ========= ========= =========

Per common share data, basic and
 diluted:
   Net loss attributable to
    common stockholders        $  (0.24) $  (0.38) $  (0.89) $  (1.25)
   Weighted average number of
    common shares outstanding,
    basic and diluted            45,848    45,591    45,789    45,573


              Condensed Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                            September 30, December 31,
                                                 2006         2005
                                            ------------- ------------

Cash, cash equivalents and short-term
 investments                                $     24,389  $    61,748
Total assets                                      59,679      104,151
Total stockholders' (deficit) equity              (6,975)      31,899

    CONTACT: Antigenics Inc.
             Investor Relations:
             Robert Anstey, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com